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                             SARA LEE CORPORATION
                              FY99 NON-QUALIFIED
                          DEFERRED COMPENSATION PLAN
                                (ANNUAL BONUS)


1. PURPOSE: The purpose of the Sara Lee Corporation FY99 Non-Qualified Deferred Compensation Plan (Annual Bonus) (the "Plan") is to permit a Participant, as defined below, to defer the payment of 25% or more of his/her FY99 annual bonus award earned under the provisions of an annual (short-term) bonus plan of Sara Lee Corporation or any of its subsidiaries incorporated under the laws of any state in the United States (the "Company"). Such deferral shall be effected by executing a Deferred Compensation Agreement ("Agreement"), in the form set forth in Exhibit A of the Plan, and executing and delivering the Agreement ON OR BEFORE JUNE 27, 1998.

2. PARTICIPANTS: A Participant shall mean an employee of the Company who is a participant in a short-term (annual) performance incentive plan for fiscal year 1999 ("Participant").

3. ADMINISTRATION OF THE PLAN: The Plan shall be administered by the Compensation and Employee Benefits Committee of the Board of Directors of Sara Lee Corporation (the "Committee"). The Committee may delegate certain administrative authority to employee(s) of the Company, but shall retain the responsibility for interpretation and modification of the Plan.

4. DEFERRED COMPENSATION: "Deferred Compensation" shall mean the amount of the FY99 annual bonus awarded but deferred in accordance with the terms of Paragraph 1 of the Plan or re-deferred in accordance with the terms of Paragraph 5 of the Plan.

5. ELECTION TO RE-DEFER COMPENSATION: A Participant may elect to re-defer balances of existing deferred compensation plans. A re-deferral shall be effected by executing and delivering an election form, in the form set forth in Exhibit B of the Plan, no later than six months prior to the original payment date. The election to re-defer may not occur within the same calendar year as the original payment date.

6. PAYMENT OF DEFERRED COMPENSATION: A Participant may elect in the Agreement to receive the payment(s) of Deferred Compensation in annual installments commencing in the year specified therein, or in a lump sum in the year specified therein, provided that the payments do not commence or, in the case of a lump sum, are not made during the tax year in which it is earned.

7. IRREVOCABILITY: Subject to a Participant's right to re-defer balances in accordance with Paragraph 5, an election to defer, delivered in accordance with paragraph 1 above, is binding and irrevocable and Paragraph 3 of the Agreement may not be modified or amended except as specified in Paragraphs 10, 12 and 13 below.

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8.   MAINTENANCE OF DEFERRED COMPENSATION ACCOUNTS:

    (a) The Company will maintain a separate Deferred Compensation Account ("Account") for each Participant.
    (b) The Participant shall elect from the following Account investment alternatives:

        (i) STOCK EQUIVALENT ACCOUNT. Under this alternative, the value of the Stock Equivalent Account shall be determined as if the Deferred Compensation is invested in Sara Lee common stock equivalents on the credit date. The credit date will be September 1, 1998 ("Credit Date"). If on the Credit Date no shares of Sara Lee common stock are reported on the New York Stock Exchange Composite Transactions Tape, then the next succeeding date on which there is a sale will become the Credit Date. The number of Sara Lee common stock equivalents shall be determined by dividing the portion of the Deferred Compensation to be credited to the Stock Equivalent Account by the average of the high and low quotes on the Credit Date as reported on the New York Stock Exchange Composite Transactions Tape ("Market Value"). Fractional common stock equivalents will be computed to two decimal places. An amount equal to the dividends paid on shares of Sara Lee common stock during the deferral period will be converted into whole or fractional shares of common stock equivalents at the Market Value as of the dividend payment dates and credited to the Stock Equivalent Account. Deferred Compensation to be paid to a Participant from the Stock Equivalent Account on the payment date(s) specified in the Agreement shall be paid only in whole shares of Sara Lee common stock. The number of shares of Sara Lee common stock to be paid on a payment date shall be equal to (a) the number of common stock equivalents accumulated in the Stock Equivalent Account immediately prior to the payment date (b) divided by the total number of remaining payments (including the payment on such payment date), as specified in the Agreement. Any fractional shares remaining in the account at the time the last payment is to be made will be credited to federal taxes paid. Payments will be made only in the form of shares of Sara Lee common stock.

               DEFERRED COMPENSATION CREDITED TO OR TRANSFERRED TO THE STOCK EQUIVALENT ACCOUNT CANNOT BE SUBSEQUENTLY TRANSFERRED TO THE INTEREST ACCOUNT.

        (ii) INTEREST ACCOUNT - Under this alternative, the rate of interest payable on the balance of the Interest Account for each fiscal year will be set at the beginning of each fiscal year based on the current cost to Sara Lee Corporation of issuing five year maturity debt. Interest will be credited to the Interest Account on June 30 and December 31 of each year and on the date of the final payment, on the outstanding balance of the Interest Account (which would include all principal and interest accrued to that date), as specified in the Agreement. If installment payments are specified in the Agreement, the amount of Deferred Compensation to be paid to a Participant from the Interest Account shall be equal to the Interest Account


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               balance immediately prior to a payment date divided by the number of remaining payments (including the payment on such payment date).

    (c) Pursuant to the Agreement, a Participant may elect to apportion Deferred Compensation between the Stock Equivalent Account and the Interest Account. In addition, a Participant may elect to transfer deferred compensation balances from the Interest Account to the Stock Equivalent Account (BUT BALANCES CANNOT BE TRANSFERRED FROM THE STOCK EQUIVALENT ACCOUNT TO THE INTEREST ACCOUNT) by executing and delivering an election in the form of Exhibit C of the Plan.

9. RETIREMENT: In the event that a Participant retires before all the Deferred Compensation is paid from his/her Account, the Plan shall remain in effect and his/her Account shall continue to be maintained by the Company for the benefit of the Participant and paid in accordance with the Agreement.

10. DEATH OR TOTAL DISABILITY OF PARTICIPANT: Upon the death or total disability of a Participant (total disability as defined in the Sara Lee Corporation Key Executive Disability Income Plan), the payment of the Account balance shall be made as requested by the totally disabled Participant, the beneficiary (or beneficiaries) designated in the Agreement or the Executor/Executrix of the Participant's estate. This request must be made in writing to the Corporate Compensation Department within 180 days following the death or total disability of a Participant. If this request is not made within 180 days following the death or total disability of a Participant, the Deferred Compensation will be paid in accordance with the Agreement.

11. TERMINATION OF EMPLOYMENT: The Plan shall remain in effect and the Account shall continue to be maintained by the Company for the benefit of a Participant and paid in accordance with the Agreement in the event that the Participant terminates employment with the Company for any reason before all the Deferred Compensation is paid from his/her Account.

12. FINANCIAL HARDSHIP: Notwithstanding the time and frequency of the date of payment of Deferred Compensation designated in the Agreement or in paragraphs 9, 10 and 11 hereof, the Senior Vice President-Human Resources of Sara Lee Corporation, as the representative for the Committee, may authorize, upon written application to the Corporate Compensation Department by a Participant, his/her designated beneficiary or the Executor/Executrix of the Participant's estate, the acceleration of Deferred Payments (including a lump sum payment) provided that the requesting party can substantiate to the reasonable satisfaction of the Senior Vice President - Human Resources of Sara Lee Corporation that adherence to the designated payment form and/or schedule set forth in the Agreement would result in severe financial hardship to the Participant, his/her designated beneficiary or to his/her estate. A bonafide financial hardship must be the result of an unanticipated event. Such accelerated or lump sum payment shall not exceed the amount required to meet the financial need of the Participant, his/her designated beneficiary or his/her estate.


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13.  EARLY WITHDRAWAL WITH PENALTY:  Notwithstanding paragraph 12, in the event that a Participant is unable to establish a bonafide financial hardship and wishes to withdraw an amount from his or her Account without attempting to establish a bonafide financial hardship, the Participant must advise the Senior Vice President - Human Resources in writing. This payment will be paid to the Participant within thirty days of the approval of said notification. A 10% early withdrawal penalty will be withheld from the payment as well as the applicable tax withholding.

14. NO RIGHTS OF EMPLOYMENT: Participation in the Plan in no way constitutes a contract or agreement to continued employment of a Participant by the Company for any fixed period of time.

15. STATUS OF OBLIGATION: The balances accumulated in the Accounts under the terms of the Plan shall constitute general contractual obligations of the Company. The Company shall not segregate assets, create any security interest, or encumber its assets in order to provide for the payment(s) of the balance(s) which shall accumulate in the Accounts. Notwithstanding the preceding sentence, the Company may, in its sole discretion, establish an irrevocable grantor trust, the assets of which shall be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency, and if so established, benefits payable under the Plan shall be paid from such trust to the extent not otherwise paid from the Company's general assets.

16. NON-ASSIGNABILITY: The rights and benefits of a Participant under the Plan are personal and cannot be pledged, transferred or assigned except upon a Participant's death, to a beneficiary (or beneficiaries) designated in the Agreement, or if no beneficiaries are so designated, to the Participant's estate and thereafter as determined by will or the laws of descent and distribution. A Participant may, subsequent to the execution of the Agreement, modify the beneficiary or beneficiaries currently designated.

17. AMENDMENT(S): Any substantive amendment(s) to the Plan shall be approved by the Committee. No amendment(s) shall be made which would adversely affect the tax status of the Deferred Compensation accumulated in the Accounts.

18. EFFECTIVE DATE; TERMINATION: The Plan shall become effective June 28, 1998. The Committee may terminate the Plan at any time; however, such termination shall not affect the rights of Participants which were accrued prior to such termination. In the event of a termination, the Committee will comply with a Participant's election regarding the distribution of the Deferred Compensation.

19. PREDECESSOR PLANS: The rights and provisions as described in this document are applicable to this Plan only and shall not apply to any other deferred compensation plan of the Company in which a Participant is a participant.



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